UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

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The following articles will be posted to Esmark’s website at http//www.esmark.com. Esmark has not received the consent of the authors or the publications to use the news articles as proxy soliciting material.

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August 31

Dow Jones Newswires –

Esmark Comments On Recent Public Statements By Wheeling-Pittsburgh Corp, CSN And The

United Steelworkers Regarding Proposed Merger

August 31

American Metal Markets –

W-P Hints at Veiled ‘Plan B’ if Tie-Up with CSN Crashes

September 1

Metal Producing & Processing –

Service Center Still Fighting for Merger with Wheeling-Pitt

September 1

Northwest Indiana Times (Munster) –

Esmark Wants Information

September 1

Harold Star (Steubenville, Ohio) –

Esmark Seeks More Info

September 3

Harold Star (Steubenville, Ohio) –

A Steelmaker’s Fate

September 3

Harold Star (Steubenville, Ohio) –

Directors Come from Various Walks of Life

September 4

The Intelligencer (Wheeling, W.V.) –

W-Pitt Battle Hard To Call

*    *    *

Dow Jones Newswires

Esmark Comments On Recent Public Statements By

Wheeling-Pittsburgh Corp, CSN And The United Steelworkers

Regarding Proposed Merger

By John Seward

Thursday, August 31, 2006, 12:37

Esmark Inc. fired off another round in its proxy fight with Wheeling-Pittsburgh Corp. (WPSC), calling on Wheeling to disclose the financial condition of its Heartland steel-processing facility in Terre Haute, Ind., which Esmark called a “key asset” in its proposed merger with Brazilian steel maker Cia. Siderurgica Nacional, or CSN.

Closely held Esmark also asked Wheeling to disclose any so called plan B, or contingency plan, if the CSN merger fails to materialize.

A Wheeling representative had no immediate comment.

Wheeling-Pittsburgh’s annual meeting is scheduled for Nov. 17.

Esmark seeks a reverse merger deal with Wheeling, and has said it would bring equity value of $273 million as well as a $200-million investment from Franklin Mutual Advisers LLC to the combined company.

Under the proposed CSN deal, the Brazilian company would get a 49.5% stake in the merged company in exchange for contributing its Terre Haute facility as well as $225 million in financing.

Wheeling-Pittsburgh’s shares recently traded at $17.87, up 43 cents, or 2.5%.

American Metal Markets

W-P hints at veiled ‘Plan B’ if tie-up with CSN crashes

By Scott Robertson

Thursday, August 31, 2006

Wheeling-Pittsburgh Steel Corp., Wheeling, W.Va., apparently has a backup plan—a so-called Plan B—in place if its proposed tie-up with Brazil’s Cia. Siderurgica Nacional (CSN) falls through.

Just what that plan entails remains in question—a question that Craig Bouchard, president and chief financial officer of Esmark Inc., Chicago, which has challenged CSN for control of Wheeling-Pittsburgh, wants answered.

Bouchard Thursday called on leaders of Wheeling-Pittsburgh and CSN to unveil details of Plan B, saying that shareholders had the right to know. He also asked the companies to provide more information about the financial performance of CSN LLC, the Terre Haute, Ind., rolling mill that the Brazilian steelmaker intends to contribute to its deal with Wheeling-Pittsburgh.

Bouchard said that the financial condition of the Terre Haute mill is shareholders’ No. 1 concern. “It’s the key thing they want to know about. We (Esmark) are shareholders and it’s the No. 1 thing we want to know about.”

Bouchard’s comments came on the heels of a week of meetings between executives of Wheeling-Pittsburgh and CSN, United Steelworkers union representatives and local media outlets in West Virginia and around Pittsburgh. In one interview, James Bradley, chairman, president and chief executive officer of Wheeling-Pittsburgh, disclosed the existence of Plan B but declined to provide details.

Calls to Wheeling-Pittsburgh seeking comment were not returned Thursday.

In another of those sessions, Marcos Lutz, executive director of infrastructure and energy for Rio de Janeiro-based CSN, acknowledged that the Terre Haute mill (the former Heartland Steel that CSN purchased out of bankruptcy for $50 million and the assumption of $19.8 million in debt in 2001) continues to show financial losses.

Bouchard said he believes Wheeling-Pittsburgh shareholders deserve full disclosure before they vote on which offer to accept at the company’s annual meeting in Pittsburgh Nov. 17.

“CSN is in effect swapping the Heartland mill for 49-percent ownership of Wheeling-Pitt,” he said. “It’s the key ingredient in their proposal and we are having a hard time understanding where their valuations on that plant are coming from if they are saying the plant is continuing to lose money.”

Bouchard said that in contrast to the Terre Haute mill, Esmark is a well-run and profitable company on track to post pre-tax income of more than $32 million this year. He said that independent analysis shows the estimated replacement value of Esmark’s property, plant and equipment to be more than $400 million.

He said Esmark believes shareholders, employees and other stakeholders have a right to know “the extent of the losses suffered at Heartland, the true value of this facility and other key performance metrics.”

The Plan B disclosure has added another wrinkle to the acquisition fight. “Plan B was a big surprise,” Bouchard said. “Not that someone would have a Plan B, but we are in the middle of a (Securities and Exchange Commission) proxy filing and the SEC is very strict in having you divulge any plans or alternate plans you have. I guess Bradley will be filing that information. It’s something shareholders need to know so they can take a look at both proposals for Wheeling-Pitt.”

Bouchard said it is Esmark’s belief that Plan B is not a CSN plan or even a Wheeling-Pittsburgh plan, but “a Jim Bradley plan. It’s not in the interest of anyone except the guy that’s running the ship.”

Bouchard said Esmark was “troubled, as we imagine many of Wheeling-Pitt’s shareholders were,” to learn that a Plan B had been developed but no details of it provided by Bradley to shareholders, employees, retirees or the Ohio Valley community.

One industry observer scoffed at the notion that a Plan B would be a good one or an acceptable one for Wheeling-Pittsburgh shareholders. “Plan B?” he asked. “What’s in it? I don’t know any details of it, but I know this about it: If Plan B was any good, it would be Plan A.”

Metal Producing & Processing

Service Center Still Fighting for Merger with Wheeling-Pitt

Esmark says it offers better value than CSN

Friday, September 1, 2006

Upstart service-center chain Esmark Inc. continues to fight for its proposed merger with Wheeling-Pittsburgh Steel, even as Wheeling-Pitt moves forward on a merger plan of its own, with Brazilian steelmaker Companhia Siderurgica Nacional (CSN.) Esmark president and CFO Craig T. Bouchard released a statement blasting Wheeling-Pitt’s management, in particular chairman and CEO James G. Bradley, and the suitability of CSN as a business partner.

Esmark was formed in 2003 and has consolidated nine processing and distributor companies since then. Its operations process and distribute hot-rolled, cold-rolled, and coated steel to approximately 2,000 customers in the Midwest. It made a friendly takeover offer for the West Virginia-based integrated steelmaker in April, without response. In July, Esmark launched a bid to replace Wheeling-Pitts board of directors, hoping to gain attention for its takeover offer.

A slate of new directors that Esmark proposes have been nominated for election at a shareholders meeting in November.

All along, Wheeling-Pitt was finalizing plans to consolidate its holdings with the North American operations of CSN. That effort is moving forward, though Esmark appears to have gained the support of the United Steelworkers union for its alternative plan.

“We are pleased that the United Steelworkers have announced their strong support for the proposed Esmark transaction and their plans to defend the rights of the United Steelworkers from Wheeling-Pitt management and its proposed merger with CSN,” Esmark president and CFO Craig T. Bouchard stated this week.

Bouchard also took aim at Wheeling-Pitt’s management for its unwillingness to consider Esmark’s offer, and criticized its determination to align itself with CSN which has had difficulty managing its Heartland Steel hot-mill complex profitably.

“This is the key asset in Mr. Bradley’s Plan A that CSN is contributing for its initial 49.5% stake in the new company,” Bouchard stated. “The shareholders, employees, and other stakeholders have a right to know the extent of the losses suffered at Heartland, the true value of this facility and other key performance metrics.

“In contrast to the Heartland facility, Esmark is a well-run and profitable company. Our company is on track to record pre-tax income of over $32 million in 2006. By an independent analysis, the replacement value of Esmark’s property, plant, and equipment has been estimated to be well over $400 million.”

Finally, Bouchard criticized Wheeling-Pitt’s “Plan B.” Bradley was reported earlier this week to be considering bankruptcy reorganization if the CSN merger does not succeed. Bouchard emphasized that Esmark offers “superior value to the shareholders, employees and other stakeholders of Wheeling-Pitt.”

Northwest Indiana Times (Munster)

Esmark wants information

Friday, September 1, 2006

Esmark Inc., the Chicago Heights-based steel service center, is asking the head of Wheeling-Pittsburgh Steel Corp. to reveal all the company’s plans if its proposed merger with Companhia Siderurgica Nacional is either successful or a failure.

Esmark, which wants to acquire the West Virginia company, is opposed to its merger with CSN and contends Wheeling-Pitt hasn’t reveled its plans to shareholders. It also claims CSN hasn’t revealed the extend of the losses at its Heartland facility in Terre Haute, although the facility is a key asset to its merger plan.

“The shareholders, employees and other stakeholders have a right to know the extent of the losses suffered at Heartland, the true value of this facility and other key performance metrics,” said Craig Bouchard, Esmark’s president and CFO.

Esmark has nominated its own slate of directors to be elected at the Nov. 17 annual meeting of Wheeling Pitt shareholders.

The Herald Star (Steubenville, Ohio)

Esmark seeks more info

By PAUL GIANNAMORE, Business editor

Friday, September 1, 2006

STEUBENVILLE — The leaders of the Esmark takeover bid for Wheeling-Pittsburgh Steel Corp. say they want to know more about the company’s plans if a proposal for an alliance with Brazil’s Companhia Siderurgica Nacional falls through.

Esmark issued a press release Thursday afternoon accusing James G. Bradley, Wheeling-Pitt chairman, president and chief executive of ducking the issue of backup plans if the proposed CSN deal falls through.

Esmark is offering as much as $1.8 billion, including a post-takeover stock buyback, to take over Wheeling-Pitt through nominating its own slate of directors who would replace current directors and kick out company management to affect a merger.

Wheeling-Pitt’s current board is proposing a deal with CSN to offer initially 49.5 percent control in a new holding company with a new board of directors in exchange for $225 million in financing, a slab supply agreement, a coating facility in Terre Haute, Ind., and the conversion of 11.8 million shares of stock to be turned into an equity position within three years. The new board would include Bradley.

Wheeling-Pitt also said the CSN deal would include capital improvements to its hot strip mill in Mingo Junction, the installation of additional galvanizing capacity at the Terre Haute plant and the exclusive rights for Wheeling-Pitt to market CSN flat-rolled products in the United States and Canada.

If the stock is converted, CSN would have control of Wheeling-Pitt.

Esmark’s Craig T. Bouchard, co-founder of the steel service center company with his brother, James P. Bouchard, said Thursday, “We’re a shareholder. If there is a Plan B, we want to know what it is. The SEC takes a very strict path for filing information during proxies. They (Wheeling-Pitt) have an obligation to file with the SEC all information, if there’s a Plan A or a Plan B. We assume Plan B will be filed with the SEC.”

Wheeling-Pittsburgh did not offer an immediate response.

Bouchard, the Esmark chief financial officer and president, said in an interview Thursday investors remain concerned with the details of the CSN plan, let alone plans if the CSN alliance isn’t consummated.

“They haven’t given any of the details. No. 2, a component is the swap of Heartland for 49.5 percent of Wheeling-Pittsburgh. They haven’t told us anything about Heartland,” Bouchard said.

He noted Marcos Lutz, the executive vice president of CSN, said in Tuesday’s Herald-Star that the company had held onto the Heartland plant in Indiana even though it had lost money.

“Marcos said they incurred losses. We want, all the shareholders want, to know what they are,” Lutz said.

He said converting lines such as the Heartland plant, which processes coils into coated steel for sale, are usually valued at about five times their earnings before defined as earnings before net interest expense, income taxes and depreciation, depletion and amortization.

If the Heartland plant is losing money, “it’s going to be a very low value assigned to it,” Bouchard said.

Esmark officials have said in recent weeks they don’t understand how the alliance with CSN can benefit Wheeling-Pitt shareholders, saying the deal amounts to CSN taking 49.5 percent of Wheeling-Pitt for the $69 million it paid for Heartland several years ago when it bought the mill out of bankruptcy.

“They have talked about replacement value in some of the details they have put out. If the (Heartland) plant is losing money, replacement value doesn’t mean anything. You wouldn’t replace it,” Bouchard said. “It is only worth the discounted present value of future earnings.”

In the Esmark press release, Esmark’s Bouchard is quoted as saying the replacement value of Esmark’s property, plants and equipment is well above $400 million. Its proposal is to offer $200 million in cash plus the $473 million valuation of Esmark as part of its initial offer. The stock buyback at $20 per share of 7.3 million, or half the outstanding Wheeling-Pitt shares, would occur if a merger occurs.

A report Tuesday in American Metal Market said CSN could end up with 64 percent of a new Wheeling-Pittsburgh if the financing is converted fully.

Lutz was quoted in American Metal Market as saying the financing was not done in equity because it would have crossed the 50 percent threshold in the USW contract. The union would have to approve conversion of the debt to equity to take CSN’s stake to 64 percent.

The USW can file a competing bid if a change in control of the company takes place. The union has said it is filing a grievance because it believes the CSN alliance proposal circumvents the right-to-bid clause in the contract by not affording the union the same amount of time CSN had to make a bid.

The union has said it supports the Esmark proposal, but was discussing holding future meetings with CSN after officials met with Lutz Monday.

So far, the USW has said it believes Wheeling-Pitt has to give it until at least February to mount a competing bid. That would place a decision on the CSN alliance after the scheduled Nov. 17 annual shareholders’ meeting in Pittsburgh.

Bouchard said any action on forcing Wheeling-Pitt to disclose any plans beyond the proxy vote for a CSN-Wheeling-Pitt alliance and board of directors would be up to the SEC.

“They’re very strict on all of this. If they announced there is a Plan B, they have to put it in their proxy,” Bouchard said, adding that full details aren’t yet available on the CSN-Wheeling-Pitt alliance.

“We’re headed into an annual meeting on Nov. 17, and the shareholders need the information to vote on two slates (Esmark’s and Wheeling-Pitt’s CSN proposal). We haven’t seen any of that,” Bouchard said Thursday afternoon.

“There’s all this talk. Let’s see the beef,” he said.

The Herald Star (Steubenville, Ohio)

A steelmaker’s fate

By PAUL GIANNAMORE, Business editor

Sunday, September 3, 2006

WHEELING-PITT SCENE — Wheeling-Pittsburgh Steel Corp.’s Steubenville South Plant at Mingo Junction is a bustling, busy steel mill. Who will control the plant and the entire Wheeling-Pittsburgh corporate structure will be up to major investors, who will cast proxies at a Nov. 17 shareholders meeting in Pittsburgh.

Imagine an election to decide the fate of your hometown.

The current government proposes a way to keep your town up and operating, with the potential for a solid future by consolidating some services with another town that could end up in control of your town in a few years.

A rival proposal would change those in most of the governing positions and offers a variety of proposals to keep your town up and operating and facing a solid future.

Except you can’t vote in this election, even if you have a preferred choice.

The decision on who controls Wheeling-Pittsburgh Steel Corp. largely won’t be decided by the men and women who actually make steel and try to earn a living in the steelmaker’s plants.

Wheeling-Pitt’s executives and board of directors have proposed an alliance with Brazil’s Companhia Siderurgica Nacional. Wheeling-Pitt and CSN officials say the proposal would see Wheeling-Pitt have a guaranteed source of slabs to run its hot strip mill at Mingo Junction at capacity, which also would be expanded. CSN would gain a guaranteed supply of coils for its coating mill in Terre Haute, Ind., with an additional line planned.

Esmark, a Chicago-based steel service center firm, wants to get into the steelmaking business and is proposing its own slate of directors for Wheeling-Pitt who would then vote to merge the two firms. Esmark says Wheeling-Pitt would gain a steady supply of downstream customers for its mills’ output.

Both firms promise technical assistance, with CSN offering its own expertise and Esmark relying on Steel Dynamics Inc. to work with Wheeling-Pitt.

On paper, the initial value of the deals is quite different. CSN proposes a $225 million financing package from CSN that would be convertible to 11.8 million shares of stock, pending approval of the United Steelworkers of America. In exchange, Wheeling-Pitt would gain the slab supply, expansion of the hot strip mill in Mingo Junction, the cold-rolling mill in Terre Haute and exclusive rights for U.S. and Canadian distribution of CSN’s flat-rolled products.

Esmark is offering the value of its own company, $273 million, plus a $200 million cash infusion. It would offer to buy back up to 7.3 million, or 50 percent, of current shares, a 12 percent premium over the closing price of W-P stock on July 14, which was $17.86. Wheeling-Pitt shares rose to more than $22.28 on Aug. 3.

As of Thursday, the price had gone back into the mid-$17 level, about where it was trading through June, prior to the takeover and alliance talks going public.

While the mill continues to operate, the battle for its future is being waged in point-counterpoint headlines by Esmark and Wheeling-Pitt and CSN. Both sides are making their case for control of the company, but its future won’t be decided necessarily by the very people who make steel in the local mills, who made concessions to help the company through those two bankruptcies and changes of ownership during the past 21 years.

There are a number of institutional shareholders, the top five of which control 61 percent of the company shares, that will lead the decision on the future control of Wheeling-Pitt when the annual meeting is held in Pittsburgh Nov. 17.

George Crim, vice president and financial adviser for Butler Wick & Co. Inc. in Steubenville, said, “Share price appreciation is the primary concern of the major shareholders. They are like you or I.”

He said the choice is made based on “what they believe” is the best offer for the company.

The institutional investors, especially the mutual funds, Crim said, will base their decision on the opinion professional investment advisers whose job it is to research and reach decisions.

“They will look at the proposals based on market conditions and industry trends and decide which route to take,” he said.

“It’s like getting a job, though. There is always the element of the unknown,”

Crim said. “Are there things they are not telling you? That’s the scary part, but I have no reason to think there is a hidden agenda.”

The top five shareholders are led by the Wheeling-Pittsburgh Steel Corp. Retiree Benefits Plan Trust, commonly known as the Voluntary Employee Benefits Association trust. The VEBA was provided with 4 million shares of Wheeling-Pitt stock when the company emerged from its second bankruptcy in 20 years back in August 2003. The VEBA as of now holds 3.465 million shares, or 23.49 percent of the company’s outstanding common shares.

However, the VEBA cannot vote all 3.465 million shares. As part of the arrangements made in forming the VEBA and registering the stock with the SEC in October 2003, there are 1.3 million shares that cannot be brought into play for votes on the election of directors.

That means the VEBA actually will be voting about 2.1 million shares. It would still be the largest voting bloc in Wheeling-Pitt, but it would only be holding about 14 percent of the the roughly 14.75 million outstanding shares of stock.

The VEBA was established by agreement between the Steelworkers and the company to provide the benefits for more than 9,000 retirees. Its operation is overseen by a group of four trustees — two from the USWA and two from Wheeling-Pitt.

The stock votes and sales, however, are handled by an independent fiduciary, the U.S. Trust of Washington, D.C. U.S. Trust also reports shared power to dispose or direct the disposition of 412,980 additional shares held for the Wheeling-Pitt salaried 401(k) plan. U.S. Trust’s VEBA fiduciary will make the decision on the vote independent of the opinion of Wheeling-Pitt or the Steelworkers based on its view of which proposal will best benefit the value of the VEBA’s holdings.

The second-largest owner is Wellington Management Co. LLP, with 2.042 million shares, or 13.84 percent of Wheeling-Pittsburgh Steel Corp. outstanding stock.

Wellington is a Boston-based investment management firm for institutional clients. It has affiliate offices around the globe, serving clients in more than 40 countries with investments of more than $480 billion.

According to the Hoovers business Web site, Wellington manages a variety of pension and mutual fund investments, including about 15 for the Vanguard Group of funds.

The third largest shareholder is Jeffery L. Gendell, with 1.422 million shares, or a total of 9.64 percent of the company. Gendell is in charge of a series of companies under the Tontine banner, each owning a percentage of the Wheeling-Pitt shares. Gendell and Tontine are investors in a number of financial and industrial companies. Gendell is based in Greenwich, Conn. Among Gendell and Tontine’s steel-related holdings are iron-ore firm Cleveland Cliffs, Oregon Steel Mills and AK Steel.

The fourth-largest shareholder is the law firm of Spears, Grisanti & Brown, at 1.229 million shares or 8.33 percent of the company. The firm is a Wall-Street investment firm, with headquarters in Rockefeller Plaza in New York.

The fifth-largest shareholder is FMR Corp., better known as Fidelity Investments, the top mutual fund company, with more than 19 million individual and institutional clients.

Fidelity manages about 360 funds with more than $1 trillion in assets under management.

FMR’s holdings in Wheeling-Pitt are 841,516 shares, or 5.7 percent of the common stock.

Coming in sixth, with 1.61 percent of the company is the group of executive officers and the board of directors, including Jim Bowen, Edward J. Curry Jr., Michael Dingman, Robert E. Heaton, Roland L. Hobbs, Alicia H. Munnell, D. Clark Ogle, James B. Riley, Lynn R. Williams, James G. Bradley, Paul J. Mooney, Harry L. Page, Daniel C. Keaton and Donald E. Keaton. Of that group, the largest number of shares in individual control is Bradley’s 32,000. Altogether, the 18 directors and managers together held 237,127 shares as of the filing of the preliminary proxy statement by Esmark.

Shares that can be voted will only be those issued as part of the emergence from bankruptcy in August 2003. The steelmaker’s Web site offers details on the status of shares, given its two bankruptcies and a change in ownership during the past 20 years.

Wheeling-Pittsburgh Corp., the holding company that actually owns Wheeling-Pittsburgh Steel Corp., has been traded on the NASDAQ market since Oct. 28, 2003.

Common stock issued prior to 1985 was canceled as part of Wheeling-Pitt’s first emergence from bankruptcy in January 1991 under a new holding company arrangement.

A company called WHX was established as a holding company, which then became the owner of Wheeling-Pittsburgh Corp. Wheeling-Pittsburgh Steel Corp.’s ownership was transferred to the Wheeling-Pittsburgh Corp., which transferred all steelmaking assets to a newly organized Wheeling-Pittsburgh Steel Corp.

Wheeling-Pittsburgh Corp. filed for bankruptcy in November 2000 and when it emerged in August 2003, new Wheeling-Pittsburgh Corp. common stock was issued and prior shares were canceled. The organizational relationship with WHX ended on the day the steelmaker emerged from bankruptcy in August 2003. WHX itself went bankrupt in March 2005 and its outstanding common shares were canceled as of its emergence from bankruptcy in July 2005.

The Herald Star (Steubenville, Ohio)

Directors come from various walks of life

By PAUL GIANNAMORE, Business editor

Sunday, September 3, 2006

WHEELING — The competing plans for Wheeling-Pittsburgh Steel Corp. involve new boards of directors.

Esmark, which has proposed a hostile takeover, would kick out nine members of the current 11 on the board and replace them with its own slate of directors.

Esmark is proposing:

•	James P. Bouchard, 45, founder, chief executive officer and chairman of Esmark Inc., as well as chairman and chief executive of the Bouchard Group LLC, founding Esmark in 2003. Prior to that, Bouchard was vice president-commercial for U.S. Steel Kosice (Europe) from 2000-2002. During his 15 years at U.S. Steel, Bouchard was manager of marketing, manager of national accounts and strategic market development manager. Bouchard served on the C.D.E. committee for Eurofer in Brussels and has served as chairman of the Steel Shipping Container Institute supplier division of the American Iron and Steel Institute.

•	Craig T. Bouchard, 52, co-founder, president and chief financial officer of Esmark, brother of James P. Bouchard. He has 25 years of experience in domestic and international finance, specializing in mergers, acquisitions and corporate finance as well as international trading, software and analytics. From 1998 to 2003, Bouchard was president and chief executive officer of NumeriX, a Wall Street software company he helped found. He was a senior vice president of First National Bank of Chicago, now JPMorganChase (which is the financial adviser to Esmark in the takeover) from 1976 to 1995. During his 19 years at the bank, Bouchard was the global head of derivatives trading, head of institutional research and head of Asia-Pacific.

•	C. Frederick Fetterolf, 78, who was president and chief executive at Alcoa from 1985 to 1991 and was president of the firm from 1983 to 1985. He has extensive experience as a director of high-profile, publicly traded firms including Alcoa, Aleris International Inc., Union Carbide, Allegheny Technologies Inc., Mellon Bank, Quaker State, Praxair Inc. and Dentsply International.

•	George Munoz, 55, president and chief executive officer of the Overseas Private Investment Corp. from 1997 to 2001. He supervised an $18 billion portfolio of loans, guarantees and political risk insurance on private sector investments in developing countries. From 1993 to 1997, he was assistant secretary for management and chief financial officer at the U.S. Department of the Treasury. He is a partner in the law firm of Tobin, Petkus and Munoz. He also is president and principal of Munoz Investment Banking Group and serves as a director for a number of Fortune 500 firms, including Marriott International and Altria Group.

•	James V. Koch, 63, president of Old Dominion University from 1990 to 2001, where he now is president emeritus and the board of visitors professor of economics. He previously was president of the University of Montana and has held senior positions at Ball State University in Indiana. He serves on a variety of high-profile research, nonprofit and academic boards. Koch, who holds a doctorate in economics, has authored dozens of books and articles on economics and has more than 40 years in industrial organization, pricing and antitrust, microeconomic theory and the economics of education e-commerce.

•	James Todd, 77, who served as chairman and chief executive officer of Birmingham Steel and its predecessors from 1980 to 1996. He returned to Birmingham, a New York Stock Exchange-listed minimill steel producer, from 1999 to 2002 as vice chairman and director. He is a previous recipient of Iron Age Magazine’s “Steelmaker of the Year” award. He currently serves as president and chief executive of CanAm Corp., an investor in coal, iron ore and steel.

•	Albert G. Adkins, 58, vice president of accounting, controller and chief accounting officer at Marathon Oil Corp. from 2001 to 2006. He previously was controller and assistant controller for U.S. SteelCorp. and vice president of accounting and finance for Delhi Gas Pipeline Corp. A certified public accountant and certified management accountant, Adkins has more than 36 years experience in financial management, corporate accounting, tax management and public accounting.

•	Joseph Peduzzi, 41, founder, president and managing director of the Tiberius Qualified Master Fund Ltd. and Tiberius Fund Ltd. He began his career in the financial securities industry in 1989 with Susquehanna Investment Group. He has built and managed trading firms with emphasis on risk management and abritrage. He has served as managing partner of TF Asset Management LLC since 2001 and Montrachet Capital management LLC since 2005.

•	Clark Burrus, 77, who was vice chairman of First Chicago Capital Markets Inc. from 1991 to 1998 as well as co-chairman of its public banking department. He served as a senior vice president at First National Bank of Chicago (now JPMorganChase) from 1979 to 1991. A published author on minority issues in finance, Burrus was comptroller for the city of Chicago from 1973 to 1979. He currently serves on the boards of a number of public and private organizations, including the Chicago Council on Urban Affairs, the Cook County Citizens Budget Review Committee and the Economic Development Council.

Esmark says it would keep two USW representatives currently on the board. They are Lynn R. Williams and James Bowen.

Esmark officials have said John Goodwin, who helped turn around the performance at U.S. Steel plants in the Mon Valley and at Gary, Ind., would be the vice chairman of operations.

It would sack current chairman and chief executive James G. Bradley.

Bradley, in discussing the CSN proposal, has said Wheeling-Pitt’s proposed slate of directors in an alliance with CSN would be comprised of himself, two USW directors, five independent directors and three CSN directors. Wheeling-Pitt and CSN have not yet revealed who would be put before shareholders to fill those seats.

Wheeling-Pittsburgh Corp.’s current board of directors (all effective with the emergence from bankruptcy in August 2003 unless otherwise noted) include:

•	Bradley, who has been chairman since September 2003. He has been president and chief executive officer since April 1998. He was president and chief executive officer of WPSC from April 1998 to May 2005. Since then, he has been chief executive officer of Wheeling-Pittsburgh Steel Corp. He had been the president and chief operating officer of Koppel Steel Co. from October 1997 to April 1998, having previously served Wheeling-Pitt from October 1995 to October 1997 as executive vice president of operations for Wheeling-Pittsburgh Steel, and as vice president of the WHX Corp., which was the holding company that owned Wheeling-Pittsburgh Corp.

•	Edward J. Curry Jr. has been a managing director of CMF Associates of Lincoln since June 6, 2005, and has been a management consultant with Curry & Hurd, providing merger and acquisition, strategic planning and operations consulting since October 2000. He was executive vice presdent and chief operating officer of Moore Products Co. from September 1995 to September 2000. Moore Products was acquired by Siemens Energy and Automation in February 2000. Moore is an international developer and manufacturer of process measurement and control instrumentation. He was a CPA in Pennsylvania.

•	Michel Dingman Jr. has been chief financial officer of Intrado since September 2000. Intrado is a provider of 9-1-1 emergency information services and systems to telecommunication companies. He had been chief financial officer and treasurer of Internet Commerce and Communication from March 1999 to August 2000. Dingman’s resume includes five years experience in banking and merger and acquisitions with Lazard Freres in the late 1980s, three yerars as an independent debt restructuring and workout consultant in the early 1990s and five years as an investment adviser in corporate retirement plans and high net-worth accounts.

•	Robert E. Heaton has been a director of Blonder Tongue Laboratories since March 1998. He also is on the board of Calstrip Steel Corp. and has served on the board of

Bayou Steel Corp. since 2002, where he was appointed chairman in July 2004, following its emergence from bankruptcy protection in February 2004. Heaton was vice chairman of the stainless steel group of Lukens Inc. from April 1993 to April 1995 and previously spent 12 years as president and chief executive officer of Washington Steel Corp., which was acquired by Lukens. Heaton is a past chairman of the Specialty Steel Industry of North America.

•	Ronald L. Hobbs has been director since 1998 and has been a director of WPSC since November 2000. He was a director of WesBanco Inc., from 1976 to April 2004 and chairman of the Oglebay Foundation Inc. He is a member of the Wheeling Park Commission.

•	Paul J. Mooney has served as executive vice president and chief financial officer for the steelmaker and Wheeling-Pittsburgh Corp. since October 1997. He was the vice president of WHX Corp. from October 1997 to December 2001. From 1985 to November 1997, he was a client service and engagement partner of PricewaterhouseCoopers. From July 1996 to November 1997, he was the national director of cross border filing services with the accounting, auditing and SEC services department for PricewaterhouseCoopers. He was the Pittsburgh site leader for the firm’s accounting and business advisory services department from 1988 to June 1996. He has been a Wheeling-Pittsburgh Corp. director since July 2003.

•	Alicia Munnell has served as the Peter F. Drucker Professor in Management Sciences at the Boston College Carroll School of Management since 1997. She was a member of the President’s Council of Economic Advisers and Assistant Secretary of the Treasury for Economic Policy. She spent most of her career at the Federal Reserve Bank of Boston, where she became senior vice president and director of research in 1984. Her husband is a partner at the Bingham McCutchen law firm, which is retained by Wheeling-Pittsburgh Corp.

•	D. Clark Ogle has been a managing director of Algon Group since April 2004 and has been a trustee of the Agway Liquidating Trust since May 2004. He served as chief executive officer of Nationsrent from August 2002 to June 2003, when the firm emerged from Chapter 11 bankruptcy. He was president and chief executive officer of Samsonite Commercial Furniture from February to August 2002, president and CEO of Johnston Industries, a textile company, from March 1998 to July 2001; and as managing director of KPMB Peat Marwick, leading the recovery practice of the retail and food industry, from October 1996 to March 1998. Prior to that, he was president and CEO of Teamsports Inc., a sportswear distributor. He has held several other senior executive positions in the food and food distribution industry.

•

James B. Riley was senior vice president and CFO of Chiquita Brands International from January 2001 through August 2004. Chiquita filed for bankruptcy protection in November 2001 and restructured by March 2002. Riley had been senior vice president and chief financial officer of the Elliott Co. from May 1999 to January 2001; principal of James Burns Riley & Associates from September 1998 to May 1999; executive vice president; and CFO of Republic Engineered Steels from November 1989 to September 1998. He held various positions with LTV Steel, including manager of financial analysis and planning, coal division controller, manager of seamless pipe operations, assistant to the president and assistanyt controller of raw materials and assistant bar division controller.

•	Williams is a United Steelworkers of America representative on the board of directors. He was president of the United Steelworkers of America from November 1983 until March 1994. He has served since then as an arbitrator for the AFL-CIO. He was the president of the Steelworkers Organization of Active Retirees from 1997 to 2003. He was a member of the Wheeling-Pittsburgh Corp. board from January 2001 to August 2003, when he became a director of the new Wheeling-Pittsburgh Corp. He was on the board of WHX from December 1995 to December 1997, the Republic Engineered Products board since August 2002 and the Republic Technologies International board from August 1999 to August 2002.

•	Bowen was president of the West Virginia AFL-CIO from November 1997 through August 2004. He was vice president for both the West Virginia and Ohio AFL-CIO prior to that. He was an active member of the USWA for 42 years and was an international representative for the USW for 32 years. His involvement with the West Virginia AFL-CIO dates to 1965. He was a director of Wheeling-Pittsburgh Corp. from July 1998 to August 2003, when he became a USWA representative on the board of directors.

The Intelligencer (Wheeling, W.V.)

W-Pitt Battle Hard To Call

By ADAM TOWNSEND

Monday, September 4, 2006

WHEELING — Since May, the fight over who gets control of Wheeling-Pittsburgh Steel Corp. has been building, with management criticism, legal claims and spin flying among the parties involved.

Esmark, a Chicago company, has been trying to get its hands on Wheeling-Pitt’s means of production for slab and hot strip to turn its steel servicing operation into a start-to-finish steel manufacturer and wholesaler.

When Wheeling-Pitt’s board turned down the Esmark proposal after listening to the plan in private, Esmark started courting the United Steelworkers and engaging in a public relations campaign to gain shareholder support for its hostile takeover attempt.

Meanwhile, Wheeling-Pitt’s board quietly hammered out an agreement with Brazilian steel giant CSN, guarding all but the most general details from both the USW and the general public until about two months ago. Union leaders have complained about Wheeling-Pitt’s refusal to let the union in on the tentative CSN deal, and just three weeks ago, the USW officially announced its support for Esmark’s plan for a hostile takeover.

This move by Esmark, a private company, to take over a publicly traded company like Wheeling-Pitt is something analysts say they seldom see in this country. Esmark owners Jim and Craig Bouchard hope to get Wheeling-Pitt’s shareholders to vote in favor of the brothers’ hand-picked slate of directors at the Friday, Nov. 17, shareholders meeting. The new board would, in turn, approve a merger.

Steel industry analysts say CSN wants a piece of Wheeling-Pitt because of industry conditions created by Mittal Steel. When Mittal, the world’s largest steelmaker, announced plans to purchase Arcelor, the world’s second-largest steelmaker, other companies moved to increase their capacity and geographic footprint — especially in the U.S. — in order to compete. Furthermore, CSN has problems getting raw product to its processing mill in Terre Haute, Ind., because it’s beholden to purchasing hot coil from its U.S. competitors. With a long-term supply agreement with Wheeling-Pitt, CSN could run its rolling mill in Indiana at capacity, while Wheeling-Pitt could run its Mingo Junction hot strip mill at capacity.

Last week, CSN executive Marcos Lutz held the first formal meeting between his company and union leadership. After that meeting, USW District 1 President Dave McCall said he didn’t hear anything that would change his mind about supporting Esmark’s takeover bid. Lutz, however, said he has no plans to give up negotiations with the steelworkers, noting he believes the union will ultimately come to favor CSN’s plan for the company. The steelworkers have remained more or less quiet since that first CSN meeting.

There are pros and cons to each plan. For example, though CSN is the largest steel company in Brazil, it has a lot of debt, as the Bouchard brothers have pointed out.

Esmark has little long-term debt on its books, but then again, Wheeling-Pitt Chief Executive Officer James G. Bradley would say Esmark has only been around three years and has no experience with raw steel production, aside from whatever management experience Jim Bouchard got working for European steelmakers.

Still, plans from both companies provide for taking on Wheeling-Pitt’s debt and providing cash for capital improvements at several facilities. As analysts have said, the fight for control of Wheeling-Pittsburgh Steel — whatever the outcome — is suggestive of the local steelmaker’s long-term viability and the continuing strength of its economic contribution to the Ohio Valley.

Wheeling-Pitt spokesman Jim Kosowski has pointed out even the significant percentage of Wheeling-Pitt stock the USW holds is under the trusteeship of large investment firms. Despite the posturing in the media, those who have the most say in where Wheeling-Pitt ends up a year from now are Wall Street’s big institutional investors.